Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

THE JONES GROUP INC.,

JASPER PARENT LLC

and

JASPER MERGER SUB, INC.

Dated as of December 19, 2013

TABLE OF CONTENTS

ARTICLE I
The Merger; Closing; Effective Time

SECTION 1.1.	The Merger	2

SECTION 1.2.	Closing	2

SECTION 1.3.	Effective Time	3

ARTICLE II
Articles of Incorporation and
Bylaws of the Surviving Corporation

SECTION 2.1.	The Articles of Incorporation	3

SECTION 2.2.	The Bylaws	3

ARTICLE III
Officers and Directors
of the Surviving Corporation

SECTION 3.1.	Directors	3

SECTION 3.2.	Officers	4

ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates

SECTION 4.1.	Effect on Capital Stock	4

SECTION 4.2.	Exchange of Certificates	4

SECTION 4.3.	Restricted Shares; Share Equivalent Units	7

SECTION 4.4.	Adjustments to Prevent Dilution	8

ARTICLE V
Representations and Warranties

SECTION 5.1.	Representations and Warranties of the Company	8

SECTION 5.2.	Representations and Warranties of Parent and Merger Sub	30

ARTICLE VI
Covenants

SECTION 6.1.	Interim Operations	36

i

ARTICLE VII
Conditions

SECTION 7.1.	Conditions to Each Party’s Obligation to Effect the Merger	70

SECTION 7.2.	Conditions to Obligations of Parent and Merger Sub	71

SECTION 7.3.	Conditions to Obligation of the Company	72

SECTION 7.4.	Frustration of Closing Conditions	72

ARTICLE VIII
Termination

ii

ARTICLE IX
Miscellaneous and General

Annex A – Defined Terms	90

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 19, 2013, among The Jones Group Inc., a Pennsylvania corporation (the “Company”), Jasper Parent LLC, a Delaware limited liability company (“Parent”), and Jasper Merger Sub, Inc., a newly formed Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, Parent has informed the Company that, concurrently with the Closing, Parent intends to effect an internal reorganization of certain of the assets, liabilities and business operations of the Company and its Subsidiaries and sell, assign and transfer each of the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business, in each case, to certain controlled Affiliates of the Guarantors (collectively, the “Carveout Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into three separate purchase agreements with respect to the Carveout Transactions (collectively, the “Carveout Purchase Agreements”) with certain controlled Affiliates of the Guarantors, pursuant to which, upon the terms set forth therein, substantially concurrently with the Closing, Parent will effect the Carveout Transactions in respect of the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sycamore Partners, L.P. and Sycamore Partners A, L.P. (each, a “Guarantor” and, together, the “Guarantors”) are entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are delivering voting agreements to Parent and Merger Sub pursuant to which they have agreed to vote in favor of the adoption of the Merger Agreement and the Merger (the “Voting Agreements”);

WHEREAS, the Board of Directors of the Company has (i) determined that (A) this Agreement and (B) the transactions contemplated by this Agreement, including the Merger but excluding the Financing and the Carveout Transactions (the “Merger Transactions”) are advisable and in the best interests of the Company’s shareholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (iii) proposed the Merger in accordance with Section 1922 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (iv) directed that this Agreement be submitted to a vote at the Shareholders Meeting and (v) recommended that the Company’s shareholders entitled to vote thereon approve this Agreement (including approval of this Agreement by the Company’s shareholders entitled to vote thereon so that this Agreement is adopted for the purposes of Section 1924 of the PBCL);

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have each (i) determined that (A) this Agreement and (B) the Merger Transactions, the Carveout Transactions and the Financing (collectively, the “Transactions”) are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other Transactions; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
The Merger; Closing; Effective Time

                      SECTION 1.1.     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the PBCL and in this Agreement.

                      SECTION 1.2.     Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, at 9:00 a.m.  (Eastern Time) on the later of (a) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) the third Business Day after the final day of the Marketing Period or such earlier date as may be specified by

Parent on no less than two Business Days prior notice to the Company.  The date on which the Closing actually occurs is referred to as the “Closing Date”.  For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m.  (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York. The closing of the Carveout Transactions shall occur substantially concurrently with the Closing (it being understood that the closing of the Carveout Transactions shall not be a condition to Closing).

                      SECTION 1.3.     Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the provisions of the PBCL.  The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania or, to the extent permitted by applicable Law, at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II
Articles of Incorporation and
Bylaws of the Surviving Corporation

                      SECTION 2.1.     The Articles of Incorporation.  The parties hereto shall take all actions necessary so that the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety in connection with the completion of the Merger to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (which shall be consistent with Section 6.11), except that the name of the Surviving Corporation shall be “The Jones Group Inc.”, and as so amended shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

                      SECTION 2.2.     The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall be consistent with Section 6.11) shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III
Officers and Directors
of the Surviving Corporation

                      SECTION 3.1.     Directors.  The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                      SECTION 3.2.     Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates

                      SECTION 4.1.     Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole shareholder of Merger Sub:

(a)          Merger Consideration.  Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (Shares covered by this clause (i) being the “Excluded Shares”) and (ii) Restricted Shares, which are governed by the provisions of Section 4.3) shall be converted into the right to receive $15.00 per Share in cash (the “Per Share Merger Consideration”), without interest.  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b)          Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)          Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

                      SECTION 4.2.     Exchange of Certificates.  (a)  Paying Agent.  At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall invest the

Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and in each case, with maturities not exceeding three months.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e).  To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 4.1(a).

(b)          Exchange Procedures.  Promptly (and in any event within two Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (other than Excluded Shares and Restricted Shares) (each, a “Record Holder of Shares”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a).  Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(f)) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be.  In the event of a transfer of ownership of Shares (other than Restricted Shares) that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of the Certificate may be issued or made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)          Special Payment Procedures for DTC.  Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs and the Exchange Fund is funded at or prior to 11:30 a.m.  (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs and the Exchange Fund is funded after 11:30 a.m.  (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)          Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(g)), to be paid by check or wire transfer to an account designated by such holder.

(e)          Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any Record Holder of Shares (other than Excluded Shares and Restricted Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.  For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

(f)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(g)          Withholding Rights.  Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

                      SECTION 4.3.     Restricted Shares; Share Equivalent Units.  (a)  Restricted Shares. At the Effective Time, each outstanding Restricted Share shall be deemed to be fully vested and nonforfeitable (assuming the maximum achievement of all applicable performance goals) and shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Restricted Share, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, for each Restricted Share, equal to the Per Share Merger Consideration plus any unpaid dividends that have accumulated on such Restricted Share prior to the Effective Time, less applicable Taxes required to be withheld with respect to such payment and further subject to any reduction pursuant to any Contract between any holder of Restricted Shares and the Company or any of its Subsidiaries.

(b)          Share Equivalent Units.  At the Effective Time, each stock unit credited to the account of any participant in The Jones Group Outside Directors Deferred Compensation Plan (the “Outside Directors DC Plan”) the value of which is determined by reference to the value of a Share (each a “Share Equivalent Unit”) shall be deemed to be fully vested and nonforfeitable and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration in accordance with the terms of the Outside Directors DC Plan and any applicable elections thereunder, less applicable Taxes required to be withheld with respect to such payment.

(c)          Cancellation of Restricted Shares and Share Equivalent Units. At the Effective Time, all Restricted Shares and Share Equivalent Units, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Sections 4.3(a) and 4.3(b).

(d)          Corporate Actions.  Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will take such other appropriate actions to implement the provisions of Sections 4.3(a) and 4.3(b).

                      SECTION 4.4.     Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V
Representations and Warranties

                      SECTION 5.1.     Representations and Warranties of the Company.  Except as set forth in the Company SEC Reports filed or furnished by the Company with the SEC on or after December 31, 2010 and prior to the date of this Agreement (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks that are predictive or forward-looking in nature (“Excluded Disclosure”)) (provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness) and 5.1(j) (Takeover Statutes; No Rights Agreement)) or in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)          Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s articles of incorporation and bylaws and the articles and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (the “Material Subsidiaries”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.  As used in this Agreement, the term:

(i)           “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

(ii)          “Company Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A)        (1) changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business conduct operations, including changes in interest and exchange rates or as a result of a government shutdown, or (2) changes, events or occurrences that are the result of factors generally affecting the industries in which any of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business operate or in which any of the products or services of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business are produced, distributed or sold;

(B)       changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation or enforcement thereof;

(C)       any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis;

(D)      execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

(E)       any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions;

(F)       any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(G)       any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(H)       any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and

(I)        any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is not permitted or is prohibited by this Agreement;

provided, however, that the changes set forth in clauses (A), (B) or (C) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a materially disproportionate adverse impact on any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole, in each case, relative to the other participants in the industries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business, as the case may be, conduct their businesses;

(iii)         “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iv)         “Apparel Business” means the business, as conducted by the Company and its Subsidiaries, of designing, manufacturing, procuring, marketing, licensing, selling (including through retail and outlet stores, concessions and e-commerce sites) and distributing sportswear, suits, dresses, contemporary apparel and jeanswear products (but excluding the Company’s management information systems and general and administrative support services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, risk management, logistics, marketing, customer service/allocation or other administrative groups (the “Corporate Level Services”));

(v)          “Non-Apparel Business” means all business conducted by the Company and its Subsidiaries other than the Apparel Business, including, for the avoidance of doubt, the Company’s Corporate Level Services; and

(vi)         “Stuart Weitzman Business” means the business conducted by Stuart Weitzman Holdings, LLC and its Subsidiaries.

(b)          Capital Structure.

(i)           The authorized capital stock of the Company consists of 200,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”), of which, as of the date of this Agreement, 79,699,299 Shares were issued and outstanding (which amount includes 6,847,656 Restricted Shares issued and outstanding as of the date of this Agreement) and no Preferred Shares were issued and outstanding.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the date of this Agreement, other than 4,059,376 Shares reserved for issuance of future awards pursuant to the Company’s 2009 Long Term Incentive Plan (the “Stock Plan”), no Shares or other rights the economic value of which reference Shares were reserved for issuance of future awards for any plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries.  As of the date of this Agreement, (A) no Shares were subject to outstanding options to purchase Shares and (B) 6,847,656 Shares were subject to restricted stock awards granted under the Stock Plan (such outstanding restricted stock awards, the “Restricted Shares”).  Furthermore, as of the date of this Agreement, there were 19,671.537 Share Equivalent Units outstanding.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete detailed listing, as of the date of this Agreement, of the issued and outstanding Restricted Shares and the Share Equivalent Units, including the holder or beneficiary thereof, the number of Restricted Shares or Share Equivalent Units, as the case may be, held or beneficially owned by such Person, and the dates such Restricted Shares were granted.  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”), except for Liens (A) of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests) or (B) that may be created in connection with the Financing or the Carveout Transactions.  Except as set forth in this Section 5.1(b)(i), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii)          The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iii)         Neither the Company nor any of its Subsidiaries is party to or bound by any shareholder agreements, voting trusts or other agreements or understandings relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(c)          Corporate Authority; Approval and Fairness.

(i)           The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of outstanding Shares at the Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)          As of the date of this Agreement, the Board of Directors of the Company has (A) determined that this Agreement and the Merger Transactions are fair to, advisable and in the best interests of the Company’s shareholders, (B) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (C) proposed the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (D) directed that this Agreement be submitted to a vote at the Shareholders Meeting and (E) recommended that the Company’s shareholders entitled to vote thereon approve this Agreement (including approval of this Agreement by the Company’s shareholders entitled to vote thereon so that this Agreement is adopted for the purposes of Section 1924 of the PBCL) (the “Company Recommendation”).  The Board of Directors of the Company has received the opinions of Citigroup Global Markets Inc. and Peter J. Solomon Company, dated the date hereof, in each case to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinions, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinions, to the holders of Shares.  It is agreed and understood that such opinions are for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(d)          Governmental Filings; No Violations; Certain Contracts.

(i)           Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement and the Merger Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) the filing of the Articles of Merger and other appropriate merger documents required by the PBCL with the Department of State of the Commonwealth of Pennsylvania; (D) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (E) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transactions; and (F) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (F), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, except those that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii)          The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or any of its Material Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger Transactions) compliance with the matters referred to in Section 5.1(d)(i), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(e)          Company Reports; Financial Statements.

(i)           Since January 1, 2011 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Reports”).  Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, or any of their respective Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement or any Offer Document.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii)          The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).

(iii)         The Company has disclosed, based on the most recent evaluation by its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv)         The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(v)          Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of operations, changes in equity and comprehensive income (loss) and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, changes in equity and comprehensive income (loss) and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case, in accordance with GAAP, except as may be noted therein or in the notes thereto.

(f)           Absence of Certain Changes.  Since January 1, 2013 through the date of this Agreement, (i) there has not been any Company Material Adverse Effect, and (ii) except in connection with this Agreement, the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(g)          Litigation and Liabilities.

(i)           As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 5.1(l)) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii)          As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries except any such Order that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(iii)         Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or in the notes thereto included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since January 1, 2013 in the ordinary course of business, (C) arising or incurred in connection with the Transactions or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv)         The term “Knowledge” means (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter and (B) when referring to the knowledge of Parent, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter; provided that Knowledge does not include information of which an individual may be deemed to have constructive knowledge only.

(v)          The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

(h)          Employee Benefits.

(i)           Section 5.1(h)(i) of the Company Disclosure Letter sets forth each material Company Plan, together with the Company’s good faith estimate of the aggregate change in control payments that would be payable to employees of the Company or any of its Subsidiaries in connection with a termination of such employee’s employment in connection with a change in control, assuming that all such payments were immediately due upon consummation of the Merger.  For purposes of this Agreement, “Company Plans” shall mean (A) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) each stock purchase, stock option or other equity-based compensation, change in control, retention, deferred compensation, bonus or incentive compensation or severance plan, program, policy, agreement or arrangement, (C) each employment or individual consulting agreement, and (D) each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) on behalf of any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, officer, director or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii)          With respect to each Company Plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans as currently in effect with all amendments thereto; (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report prepared for such Company Plan; (F) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts; and (G) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(iii)         Each Company Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code.  Other than with respect to Multiemployer Plans, each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification.  All payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP.  No claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims).  No Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S.  Department of Labor or any other Governmental Entity.

(iv)         With respect to any Company Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in, any violation of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and to the Knowledge of the Company the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all material premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no material tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(v)          No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(vi)         Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(vii)        Neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or officer of the Company or any of its Subsidiaries or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director or officer of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or officer or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code.  To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance.

(i)           Compliance with Laws; Licenses.

(i)           The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws or Orders of any Governmental Entity, and, since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except, in each case, for any such violation that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  The

Company and its Subsidiaries have all authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity necessary to conduct their businesses as currently conducted (each, a “Permit”) except any such Permit the absence of which, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. This Section 5.1(i)(i) does not relate to the Company SEC Reports, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 5.1(e), employee benefits, which are the subject of Section 5.1(h), environmental matters, which are the subject of Section 5.1(k) or tax matters, which are the subject of Section 5.1(l).

(ii)          To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has at any time during the past three years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  The Company and its Subsidiaries (A) keep books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and the Subsidiaries’ assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the FCPA and (B) the Company and its Subsidiaries have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred except for such failures in each of (A) and (B) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(j)           Takeover Statutes; No Rights Agreement.

(i)           Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the approval by the Board of Directors of the Company referred to in Section 5.1(c)(ii) constitutes the only action necessary to render inapplicable to this Agreement and the Merger (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PBCL) set forth in Section 2538 of the PBCL and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PBCL) set forth in Subchapter F of Chapter 25 of the PBCL, in each case, to the extent, if any, such restrictions would otherwise be applicable to this Agreement or the Merger.  Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, no other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to this Agreement or the Merger, including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PBCL.

(ii)          The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(k)          Environmental Matters.

(i)           The Company and its Subsidiaries are in compliance and have in the last three years complied with, and have no liability under, applicable Environmental Laws and possess and are and have in the last three years been in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws other than as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii)          The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any violation or alleged violation of, or any liability under, any applicable Environmental Law during the past three years except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii)         There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings or other Environmental Claims pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv)         As used in this Section 5.1(k), the term:

(A)         “Environmental Law” means any Law concerning the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or waste material.

(B)         “Environmental Claim” means any and all administrative, arbitral, regulatory or judicial actions, suits or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or hazardous substance.

(l)           Taxes.  Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i)           the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all income and other material Tax Returns required to be filed by them on or prior to the date of this Agreement (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its

Subsidiaries have (A) duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over, or (B) adequately reserved against such Taxes in accordance with GAAP;

(ii)          there are no audits, claims, or judicial proceedings by any taxing authority with respect to Taxes and, to the Knowledge of the Company, since December 31, 2009, no claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(iii)         there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings;

(iv)         there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v)          neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; and

(vi)         neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(vii)        As used in this Agreement, the term:

(A)         “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, escheat or unclaimed property, license, occupation, premiums, capital stock, social security (or similar), stamp, payroll, sales, use, employment, property, withholding, excise, production, value added, transfer, registration, estimated and similar taxes, together with all interest, penalties and additions imposed with respect thereto whether disputed or not; and

(B)          “Tax Return” means returns, reports or statements required to be filed with a Tax authority relating to Taxes, including any schedule thereto or amendment thereof.

(m)         Labor Matters.

(i)           Section 5.1(m)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material collective bargaining or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries (the “Collective Bargaining Agreements”).  The Company has made available to Parent copies of such Collective Bargaining Agreements, other than any such agreements or Contracts that are industry-wide or nation-wide.

(ii)          Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any Collective Bargaining Agreement, (B) to the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made in writing by or on behalf of any labor or equivalent organization, (C) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing strike, lockout or work stoppage and (D) within the past three (3) years, no plant closing or layoff of employees has been implemented that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), which notice was not given.

(n)          Intellectual Property.

(i)           Section 5.1(n)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Material Company Intellectual Property, indicating for each the name of the owner.  To the Knowledge of the Company, all of the Material Company Intellectual Property is (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) adversely affecting the Company’s or its Subsidiaries’ use thereof or rights in and to such Intellectual Property.  To the Knowledge of the Company, the Company or one of its Subsidiaries solely owns, licenses or otherwise has the right to use, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to the Material Company Intellectual Property.

(ii)          To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ respective businesses, as currently conducted, do not infringe,

misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and (B) neither the Company nor any of its Subsidiaries has received any written claims within the past twelve months alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person except any such claim that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning the infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, there is no ongoing infringement, misappropriation, dilution or other violation of any of the Material Company Intellectual Property that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, the Merger will not impair the right, title or interest of the Company or any Subsidiary in or to the Material Company Intellectual Property, other than in such a way that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii)         For purposes of this Agreement, “Intellectual Property” means all intellectual property rights throughout the world, including (A) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, symbols and other source or business identifiers and all goodwill associated therewith and symbolized thereby, but excluding any Domain Names (“Trademarks”), (B) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (C) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, (D) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and (E) Internet domain names, all applications and registrations for the foregoing, including all renewals of same (“Domain Names”).

(iv)         For purposes of this Agreement, “Material Company Intellectual Property” means trademark rights in the Trademarks set forth on Section 5.1(n)(iv) of the Company Disclosure Letter, in each case as they relate to the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business in the United States and Canada, and that are owned by, licensed to or used by the Company or any of its Subsidiaries.

(v)          For purposes of this Section 5.1(n), the term “dilute”, “dilution”, and variations thereof mean and refer to the lessening of the capacity of a famous Trademark to identify and distinguish goods or services.

(vi)         Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.1(n) are the only representations and warranties in this Agreement with respect to the Intellectual Property owned by, licensed to or used by the Company or its Subsidiaries.

(o)          Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(p)          Real Property.

(i)           Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and insurable fee simple title to the Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 5.1(p)(i) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding against any of the Owned Real Property;

(ii)          Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each lease of material real property held by the Company or its Subsidiaries (each, a “Material Real Property Lease” and collectively, the “Material Real Property Leases”) is valid and binding on the Company or the Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (C) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease which remains uncured, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company; (D) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any portion thereof; (E) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (F) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no, threatened, material condemnation proceeding, with respect to any Material Real Property Lease.  To the extent the Company has not made available to Parent a true and correct copy of any Material Real Property Lease as of the date hereof, the Company shall make a true and correct copy of any such Material Real Property Lease available to Parent within five Business Days of the date hereof.

(iii)         (A)  “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes (1) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed on Section 5.1(p)(iii)(A) of the Company Disclosure Letter; (2) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings; (3) other imperfections of title or encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted; (4) zoning, planning, building, land use and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (5) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (6) mechanics’, carriers’, materialmen’s, laborers’, workmen’s, warehouseman’s, repairmen’s, landlords’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or for amounts which are being contested in good faith by appropriate proceedings; (7) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (8) such other matters that are not, individually or in the aggregate, reasonably likely to have a

Company Material Adverse Effect (clauses (1) through (8), collectively, the “Permitted Encumbrances”).

(B)        For the purposes of this Agreement, “Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

(C)         For the purposes of this Agreement, “Intercompany Indebtedness” means Indebtedness owed by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.

(q)          Contracts.

(i)           Except for (x) this Agreement, (y) each Company Plan and (z) Contracts filed as exhibits to the Company SEC Reports or that have expired as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A)        that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B)         that is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub;

(C)         that contain covenants limiting in any material respect the ability of the Company or any of its Subsidiaries to operate in any business or geographic area (other than store leases or subleases containing radius restrictions in accordance with industry custom) that, following the Merger, would apply to Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries);

(D)         that would be required to be disclosed pursuant to Section 404(a) of Regulation S-K under the Exchange Act;

(E)         that relates to any acquisition by the Company or any of its Subsidiaries of stock or businesses of another Person pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1 million, excluding for the avoidance of doubt any Contracts related to acquisitions of inventory, supplies, materials or other assets or products in the ordinary course of business;

(F)         that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(G)         that is a material Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party;

(H)         that is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property material to the conduct of the business, with aggregate payments by the Company or any of its Subsidiaries of more than $5 million over the remaining term of such Contract, other than off-the-shelf software licenses;

(I)          evidencing Indebtedness of the Company or any of its Subsidiaries in excess of $1 million other than (x) Indebtedness in respect of capital leases, letters of credit (or bankers’ acceptances or similar credit transactions) or Intercompany Indebtedness and (y) obligations guaranteeing any such Indebtedness or Intercompany Indebtedness contemplated by clause (x);

(J)          that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million (excluding, for the avoidance of doubt, purchases or sales of supplies, inventory, merchandise, products, properties or other assets in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(K)         that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(L)         that is a settlement, conciliation or similar agreement in existence as of the date hereof with any Governmental Entity or otherwise, in each case pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in each case in excess of $2.5 million; or

(M)        other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole (each Contract described in clauses (A) through (M) and each Contract listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than such Contracts that have expired as of the date of this Agreement) is referred to herein as a “Company Material Contract”).

(ii)          Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except for any such failure to be valid and binding or to be in full force and effect that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  Complete and correct copies of each Company Material Contract have been made available to Parent prior to the date of this Agreement, except for any Contracts (A) the terms of which prohibit its disclosure to any third party, (B) that have expired as of the date of this Agreement or (C) that have been filed as exhibits to the Company SEC Reports.

(r)           Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that the Company has employed Citigroup Global Markets Inc. and Peter J. Solomon Company as its financial advisors. Section 5.1(r) of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees it will incur to Citigroup Global Markets Inc. and Peter J. Solomon Company in connection with this Agreement and the Transactions. The fees and expenses of any legal or accounting service providers retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the fees and expenses set forth in Section 5.1(r) of the Company Disclosure Letter.

(s)          No Other Parent or Merger Sub Representations or Warranties.  Except for the representations and warranties set forth in Section 5.2, the Guarantee and the Financing Commitments, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

                      SECTION 5.2.      Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)          Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.  Parent has made available to the Company complete and correct copies of the certificate of formation, articles of incorporation, limited liability company agreement and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

(b)          Authority.  The Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement, the Merger and the other

Transactions.  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions.  Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into and has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)          Governmental Filings; No Violations; Etc.

(i)           Except for (A) compliance with, and filings under, the HSR Act, as amended, and the rules and regulations thereunder; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement; (C) the filing of the Articles of Merger and other appropriate merger documents required by the PBCL with the Department of State of the Commonwealth of Pennsylvania, (D) compliance with the applicable requirements of the NYSE and (E) such other items as disclosed on Section 5.1(c)(i) of the Parent Disclosure Letter (the items set forth above in clauses (A) through (E), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other Transactions, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger or the other Transactions.

(ii)          The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the respective articles of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger or the other Transactions.

(d)          Litigation.  As of the date of this Agreement, there are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.

(e)          Financing; Available Funds.  Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters and other side letter agreements, each dated as of the date hereof, from the financial institutions and other Persons (including each agent and arranger) (together with any other Persons (other than Parent or any of its Affiliates) that otherwise have entered into or will enter into agreements in connection with the Debt Financing or debt or other financing in connection with the Transactions, collectively, the “Financing Sources”, which term shall, for the avoidance of doubt, include the financial institutions and other Persons providing the debt or other financing for the Carveout Transactions, together with their Affiliates, officers, directors, employees and representatives) identified therein (such letters, as may be amended, modified or restated to the extent permitted hereunder, the “Debt Financing Commitments”), pursuant to which the lenders (and certain of their Affiliates) and other Persons party thereto have committed, severally and not jointly, subject to the terms and conditions set forth therein, to lend or contribute the amounts set forth therein for the purposes of financing the Transactions (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”) and (ii) the equity commitment letter, dated as of the date hereof, from each of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the “Equity Provider”), pursuant to which the Equity Provider has committed, subject to the terms and conditions set forth therein, to invest in Parent (and its Affiliates specified therein, for purposes of providing the equity funding for the Carveout Transactions) the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (such letter, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect.  Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee, the “Securities Demand”, flex and certain other economic terms redacted (the “Redacted Fee Letter”), provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing), as of the date of this Agreement there are no side letters or other Contracts or understandings related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement (other than any customary engagement letter that does not impact the conditionality or amount of the Debt Financing).  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1 in all material respects, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole), Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing.  Assuming (w) the commitments contained in the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), (x) the accuracy of the representations and warranties set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) the performance in all material respects by the Company of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f)           Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantors in favor of the Company.  The Guarantee is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee.

(g)          Capitalization.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens.  Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement, the Merger and the other Transactions.  Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(h)          Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(i)           Ownership of Shares.  Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last five years has been, an “interested shareholder” of the Company, as such quoted terms are defined in Sections 2538, 2552 and 2553 of the PBCL.  Neither Parent nor Merger Sub nor any of their “affiliates” or “associates”  “beneficially owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 2552 of the PBCL. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) any Shares.

(j)           Absence of Certain Agreements.  Except for the Voting Agreements, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) (A) any shareholder of the Company (other than Parent and its Affiliates) would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration, (B) any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or any shareholder of the Company agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s Shares and/or Restricted Shares to the Company or its Subsidiaries or either Guarantor, Parent or any of their respective Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or either Guarantor, Parent or any of their respective Affiliates; provided that, notwithstanding anything herein to the contrary, Parent and its Affiliates may, from and after the date of this Agreement, enter customary agreements, arrangements and understandings with employees of the Company or any of its Subsidiaries of the nature described in clause (ii) above.

(k)          Solvency.  Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 5.1(e) and (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions, including the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger and the other Transactions, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other Transactions.  For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under Section 5102 of the Pennsylvania Uniform Fraudulent Transfer Act as of such date.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(l)           No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub.  Neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the Transactions.

(m)         Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI
Covenants

                      SECTION 6.1.      Interim Operations.  (a)  From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement (including Section 6.17), (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, employees and business associates.  Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clause (w), clause (x), clause (y) (it being understood that in the case of the below clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xv), (xvii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) and, with respect to actions contemplated by such clauses, the below clause (xxvi), Parent’s consent may be withheld for any reason in its sole discretion) and clause (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i)           amend the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any business(es) from any other Person in any transaction or series of related transactions, other than acquisitions of inventory, supplies, materials or other assets or products in the ordinary course of business;

(iii)         merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iv)        issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including Restricted Shares or Share Equivalent Units);

(v)         declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, notwithstanding anything to the contrary in this Agreement or the Company Disclosure Letter;

(vi)        reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for repurchases, redemptions or acquisitions in connection with the vesting or forfeiture of Restricted Shares;

(vii)       except as contemplated by the terms of this Agreement, (A) incur, issue or modify in any material respect the terms of any Indebtedness for borrowed money (including Indebtedness in respect of capital leases), or assume, prepay (except as required pursuant to the terms of any Indebtedness currently outstanding), defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Amended and Restated Credit Agreement, dated as of April 28, 2011, by and among the Company and certain of its Subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and U.S. collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, J.P. Morgan Europe Limited, as European administrative agent and European collateral agent, Citibank, N.A., as syndication agent and Bank of America, N.A., Wells Fargo Capital Finance, LLC and Suntrust Bank, as documentation agents  (the “Revolving Credit Facility”), (2) letters of credit issued pursuant to the Revolving Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate, foreign currency and other hedging arrangements on customary commercial terms in the ordinary course of business and (4) Intercompany Indebtedness incurred in the ordinary course of business;

(viii)      grant or incur any Lien material to the Company and its Subsidiaries, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, securing any Indebtedness permitted pursuant to Section 6.1(a)(vii) or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(ix)         notwithstanding anything to the contrary elsewhere in this Agreement or the Company Disclosure Letter (other than Section 6.1(a)(ix) of the Company Disclosure Letter), except as required pursuant to agreements and Company Plans in effect prior to the date of this Agreement (and disclosed on the Company Disclosure Letter), or as otherwise required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any similar benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to, or modify any bonus arrangements or bonus targets for, any current or former director, officer or employee of the Company or any of its Subsidiaries, (C) increase the welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, except for across the board changes in welfare benefits for the employee population as a whole in the ordinary course of business consistent with past practice, (D) establish, adopt, terminate or materially amend any Company Plan or materially amend the terms of any Restricted Shares or Share Equivalent Units or amend any of the performance criteria relative to the terms of any Restricted Shares in any respect, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries or increase pension benefits for any such person, (E) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of persons who first become employees after the date of this Agreement and who will not be executive officers of the Company, new employment agreements in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $250,000, (G) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities or (H) hire or otherwise employ any person that would become an executive officer of the Company or would otherwise be entitled to an annual base salary and incentive compensation opportunity in excess of $250,000;

(x)          other than in the ordinary course of business, (A) make or change any material Tax election, (B) change the Company’s or any Subsidiary of the Company’s method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi)         except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xii)        make any loans, advances or capital contributions to, or investments in, any Person (including in any joint venture, whether or not now existing), other than (A) to or in the Company or to or in any direct or indirect controlled wholly-owned Subsidiary of the Company, (B) to or in franchise partners, distributors or wholesale customers in the ordinary course of business in an aggregate amount of less than $1,000,000, (C) any loans, advances, capital contributions or investments that are contemplated under the heading “Fixture Spend 2014” in the quarterly capital expenditure budgets attached to Item 2 of Section 6.1(a)(xv) of the Company Disclosure Letter and (D) loans, advances, capital contributions or investments in connection with Stuart Weitzman store buildout contributions;

(xiii)       subject in any event to clauses (xxiii), (xxiv) and (xxv) below, (A) enter into any Contract that would have been a Company Material Contract pursuant to subsections (C), (D), (E), (F), (G), (J), (K) or (M) of Section 5.1(q)(i) had it been entered into prior to the date of this Agreement, (B) terminate, materially amend or waive any material rights under (x) any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case in a manner materially adverse to the Company and its Subsidiaries, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (y) any Contract set forth in Items 15 through 18, inclusive, of Section 5.1(q)(i)(G) of the Company Disclosure Letter, (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract, (D) enter into any Contract which contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the Merger or the other Transactions (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries, (E) amend or modify the letter of engagements of the Company’s financial advisors in any manner that materially increases the fees or commissions payable by the Company, or increase the fees or commissions payable by the Company to the Company’s financial advisors by reason of any discretionary compensation that might otherwise be awarded by the Company, (F) incur or pay any fees or expenses to any of the Company’s or its Subsidiaries’ legal or accounting service providers other than as set forth in Section 5.1(r) of the Company Disclosure Letter or (G) amend or modify in any material respect or terminate any Material Real Property Lease, or enter into any new lease that would have been a Material Real Property Lease had it been in effect as of the date hereof, in either case, except in the ordinary course of business, or enter into any Contract for the purchase or sale of real property;

(xiv)       except as set forth on subsection 6.1(a)(xiv) of the Company Disclosure Letter, transfer, sell, lease, license, assign, mortgage, pledge, divest, discontinue or otherwise dispose of any entity or assets, brands, product lines, operations, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case either (x) having a current value of $1 million for all such transactions in the aggregate or (y) involving GRI, Brian Atwood, Rachel Roy or Robert Rodriquez brands, operations and/or businesses and/or any other brands, operations and/or businesses with at least $1 million in annual revenue, other than sales of inventory, supplies and product in the ordinary course of business;

(xv)        except for the expenditures contemplated by the capital budgets set forth in Section 6.1(a)(xv) of the Company Disclosure Letter or for expenditures required by Law or in response to casualty loss or property damage, make or authorize any capital expenditures;

(xvi)       without limiting the terms and conditions of Section 6.16, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action (A) where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed the amount set forth in Section 6.1(a)(xvi) of the Company Disclosure Letter and (B) that would not impose any material restrictions on the business or operations of the Company or its Subsidiaries; provided that the foregoing clause (A) will not restrict the Company’s ability to settle any ordinary course claim involving a settlement amount not in excess of the amount set forth in Section 6.1(a)(xvi) of the Company Disclosure Letter (so long as clause (B) is satisfied);

(xvii)      adopt, enter into a plan of, or consummate, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii)     fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xix)       (A) close any stores, other than as set forth in the store closure plan attached as Annex 1 to Section 6.1(a) of the Company Disclosure Letter (the “Store Closure Plan”), (B) with respect to the timing of any store closure listed in the Store Closure Plan, take any action or fail to take any action that results in a material deviation from the timing of any such store closure as set forth in the Store Closure Plan, (C) with respect to any store closure listed in the Store Closure Plan, commit to incur (or incur) any lease breakage costs or similar amounts materially in excess of the amount set forth on the Store Closure Plan with respect to such store closure or (D) consolidate or shutdown any distribution or supply chain facility;

(xx)        effect or permit any plant closing or layoff of employees that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance;

(xxi)       take, or authorize to be taken, any action or actions that results or could result in a cessation of operations, as defined for purposes of Section 4062(e) of ERISA, that could trigger the imposition of liability against the Company or any of its Subsidiaries under Section 4062(e) of ERISA;

(xxii)      (A) open any new stores or enter into any lease with respect to a new store, other than new stores and leases identified on the store and lease plan attached as Annex 2 to Section 6.1(a) of the Company Disclosure Letter (the “Store Opening and Renewal Plan”) or (B) renew, extend, modify, replace or amend any lease (or sublease) of real property held by the Company or any of its

Subsidiaries, other than leases or subleases identified on the Store Opening and Renewal Plan and where such renewal, extension, modification, replacement or amendment is not on terms that are adverse to the Company and its Subsidiaries in any material respect compared to the terms in existence on the date of the Agreement;

(xxiii)     except for amendments, modifications or renewals that (x) do not materially affect the economic or financial terms of such Contract and (y) do not relate to the nature or scope (geographic, temporal or otherwise) of the rights, assets or properties licensed under any such Contract, amend, modify, terminate or renew any license Contract to which the Company or any of its Subsidiaries is a party or bound by that involve payments to or from the Company and/or any of its Subsidiaries in excess of $1,000,000 over the remaining term of such Contract;

(xxiv)     except in accordance with the concession summary attached as Annex 3 to Section 6.1(a) of the Company Disclosure Letter, amend, modify, terminate, renew or otherwise change any concession Contracts of, or involving, the Kurt Geiger Business;

(xxv)      make, or make any commitment with respect to, any key money expenditures; or

(xxvi)     agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b)         Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that could reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions.

(c)          Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

                      SECTION 6.2.     Acquisition Proposals.  (a)  No Solicitation or Negotiation.  (i)  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(A)        initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B)         engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(C)         enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than a confidentiality agreement referred to in Section 6.2(a)(ii);

(D)         grant any waiver, amendment or release under any confidentiality agreement entered into in connection with a potential Acquisition Proposal or fail to use reasonable efforts to enforce any confidentiality agreement entered into in connection with a potential Acquisition Proposal; it being agreed that any standstill provisions contained therein that restricted the ability of a third party to make a non-public Acquisition Proposal to the Company regarding a potential transaction between such third party and the Company shall be deemed waived in accordance with the following paragraph; or

(E)         otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

The Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall promptly request that any such Person in possession of confidential information about the Company that was furnished by or on behalf of the Company return or destroy all such information in accordance with the terms of the confidentiality agreement with such Person. Notwithstanding the foregoing or anything in this Agreement to the contrary, each of the parties hereto hereby acknowledges and agrees that any provision included in a confidentiality agreement between the Company or any of its Subsidiaries and a third party in effect on the date hereof that restricts the ability of such third party to make a non-public Acquisition Proposal to the Company regarding a potential transaction between such third party and the Company shall be deemed waived by the Company or such Subsidiary party thereto effective upon execution of this Agreement.

(ii)          Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-

public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not more favorable to such Person in any material respect than the terms contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include a standstill provision); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (B) or (C) above, the Board of Directors of the Company or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (y) in the case referred to in clause (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its financial advisor that such Acquisition Proposal is a Superior Proposal.

(b)          For the purposes of this Agreement:

(i)           “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (B) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which in each of clauses (A) and (B) above, if consummated, would result in any Person or group of Persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (1) 25% or more of the total voting power of the Company or (2) 25% or more of the consolidated total assets measured by fair market value (including equity securities of its Subsidiaries), of the Company.

(ii)          “Superior Proposal” means a bona fide Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (1) and (2) thereof changed from 25% to 50%) that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof).

(c)          No Change of Recommendation or Alternative Acquisition Agreement.  (i)  The Board of Directors of the Company and each committee thereof shall not:

(A)        (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or (ii) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal (it being understood that the Board of Directors of the Company may make a customary “stop, look and listen” communication and may elect to take no position with respect to an Acquisition Proposal until the close of business as of the 10th Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-9(f) or Rule 14e-2 under the Exchange Act without such action being considered an adverse modification); or

(B)         except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii)          Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date of this Agreement (any action described in clauses (A) or (B), a “Change of Recommendation”), and thereafter may also take action pursuant to Section 8.3(a); provided, however, that (1) in the case of clause (A) where such action is not taken in response to an Acquisition Proposal, the Board of Directors of the Company or any committee thereof shall have first determined in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary duties under applicable Law and (2) the Company shall not effect a Change of Recommendation in connection with an Acquisition Proposal or take any action pursuant to Section 8.3(a) with respect to an Acquisition Proposal unless and until (x) the Company notifies Parent in writing, at least three Business Days in advance, that the Company’s Board of Directors intends to effect a Change of Recommendation in connection with an Acquisition Proposal that is a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to an Acquisition Proposal that is a Superior Proposal, in either case subject only to compliance with this clause (2), which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all material related documentation providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Financing Commitments and the Guarantee such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantee offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that in the event the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall notify Parent in writing of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the Company’s advance written notice obligation shall be reduced to two Business Days (rather than the three Business Days otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is the three Business Days otherwise contemplated by this Section 6.2(c)).

(d)          Certain Permitted Disclosure.  Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) or (iii) making any disclosure to the Company’s shareholders that is required by Law; provided, however, that the Board of Directors of the Company or any committee thereof shall not make a Change of Recommendation except in accordance with Section 6.2(c).

(e)          Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information in connection with a potential Acquisition Proposal is requested from, or any discussions or negotiations in connection with a potential Acquisition Proposal are sought to be initiated or continued with, the Company or any of its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making the Acquisition Proposal or seeking such information or discussions or negotiations and including a written summary of the material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not made in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are made in writing, and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours with respect to a change in price and within 48 hours in the case of any other material change) of the terms of any such material modification (including any amendments thereto or any change to the scope, terms or conditions thereof) and the status of any such discussions or negotiations relating thereto.  The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

                      SECTION 6.3.     Proxy Filings; Information Supplied.  The Company shall, as promptly as practicable after the date of this Agreement, prepare and file in preliminary form the Proxy Statement with the SEC.  The Company agrees that as of the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      SECTION 6.4.     Shareholders Meeting.  Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Shareholders Meeting, but no longer than reasonably necessary, (a) with the consent of Parent; (b) for the absence of a quorum; (c) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Board of Directors of the Company or any committee thereof has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting; (d) if required by Law or any court of competent jurisdiction; or (e) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(c)(ii) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a

Superior Proposal, until a date that is three Business Days after the deadline contemplated by Section 6.2(c)(ii) with respect to such notice or subsequent notice(s) if the Acquisition Proposal is modified during such notice period.  Subject to Section 6.2, the Board of Directors of the Company and any committee thereof shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement.  Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Shares at the Shareholders Meeting for the purpose of adopting this Agreement.

                      SECTION 6.5.     Filings; Other Actions; Notification.  (a)  Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.  The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)          Cooperation.  Subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below and, in the case of the Company in connection with the Carveout Transactions, Section 6.17 (the provisions of which shall not be expanded or otherwise modified by this Section 6.5(b)), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)          Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions, including under the HSR Act and any other applicable Antitrust Law.

(d)          Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep each other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions.  Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)          Antitrust Matters.  (i)  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to take or cause to be taken the following actions:

(A)        as soon as practicable, and in any event, no later than 15 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Transactions, if required, under the HSR Act for each of Parent and the Company, in each such case, requesting early termination of the waiting period with respect to the Merger and the other Transactions, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B)         to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other Transactions;

(C)         to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger and the other Transactions to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D)         to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii)          In furtherance and not in limitation of the undertakings pursuant to this Section 6.5, if any objections are asserted with respect to the Transactions under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the Transactions as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions, each of Parent and the Company and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions so as to permit consummation of the Transactions.

(iii)         Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger or the other Transactions, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) subject to Section 6.5(e)(iv), if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or any of its Subsidiaries or pre-Closing Affiliates and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger or the other Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv)         Notwithstanding anything to the contrary in this Section 6.5, neither this Section 6.5, nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any required consent, clearance or approval from any Governmental Entity or otherwise, Parent, the Company or any of their respective Affiliates (the “Covered Parties”) to (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties; except, solely in the case of any such actions listed in subsections (A) and (B) above to the extent solely relating to the Company or any of its Subsidiaries or pre-Closing Affiliates with respect to their respective businesses, if such action listed in subsections (A) or (B) above would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Nine West Business, taken as a whole, the Jones Apparel Business, taken as a whole, the Stuart Weitzman Business, taken as a whole, the Jeanswear Business, taken as a whole, or the Kurt Geiger Business, taken as a whole.

(v)          Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling.  Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(vi)         For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                      SECTION 6.6.     Access and Reports.  (a)  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized representatives (including the Financing Sources) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other persons designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.  No investigation pursuant to this Section 6.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)          This Section 6.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c)          The information provided pursuant to this Section 6.6 shall be used solely for the purpose of the Merger and the other Transactions, and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreement.

                      SECTION 6.7.     Stock Exchange De-listing.  The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

                      SECTION 6.8.     Publicity.  The initial press release regarding the Merger and the other Transactions shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 6.2(c)) Parent (and Parent shall cause Sycamore Partners, L.P. and Sycamore Partners A, L.P. and their affiliated investment funds and use its reasonable best efforts to cause its other Affiliates) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

                      SECTION 6.9.     Employee Benefits.  (a)  Parent agrees that, subject to any collective bargaining or similar agreements, during the period commencing at the Effective Time and ending on the date that is 12 months following the Closing Date, each employee of the Company and its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A) base salary and annual cash bonus opportunities which are no less than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, (B) employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in this Section 6.9) that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (C) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time.

(b)          With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (but not for benefit accrual purposes under any qualified defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service).  In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c)          Parent agrees that for the year in which the Effective Time occurs, it shall provide annual cash bonus opportunities that are not less than the annual cash bonus opportunities as in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes to corporate structure, the Merger or the Carveout Transactions.

(d)          Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(e)          Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 5.1(m)(i) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f)           The parties agree that all provisions in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

(g)          Parent shall take all actions necessary to cause each purchaser or transferee of any of the businesses or assets of the Company and its Subsidiaries in connection with the Carveout Transactions to assume the obligations of Parent under this Section 6.9 with respect to all employees of the Company and its Subsidiaries that directly or indirectly transfer to or are otherwise employed by such purchaser or transferee.

                      SECTION 6.10.    Expenses.  Except as otherwise expressly provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification or reimbursement obligations pursuant to Section 6.14(c), Section 6.17, Section 6.19 and Section 6.20.

                      SECTION 6.11.    Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, each of Parent and the Surviving Corporation will jointly and severally indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent will, and will cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer, employee and agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.   Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation relating to any acts or omissions covered under this Section 6.11 for which indemnification could be sought by an Indemnified Party hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.

(b)          Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)          If Parent or the Surviving Corporation or any of their respective successors or assigns (A) (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11 or (B) shall sell or transfer any of the businesses or assets of the Company and its Subsidiaries in connection with the Carveout Transactions, then proper provisions shall be made so that each purchaser or transferee of such businesses or assets is jointly and severally liable for Parent’s and the Surviving Corporation’s obligations set forth in this Section 6.11.

(d)          The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e)          The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

                      SECTION 6.12.    Takeover Statutes.  The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions.  If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, Parent and their respective Boards of Directors shall each use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

                      SECTION 6.13.    Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

                      SECTION 6.14.    Financing.  (a)  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (unless, in the case of this clause (x), such amount is fully replaced with an amount of new equity financing on terms no less favorable in any material respect (including as to conditionality)) or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent, Merger Sub or any of their respective Affiliates to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions (provided, however, that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement, in each case in accordance with the Debt Financing Commitments as of the date hereof).  Each of Parent and Merger Sub shall use reasonable best efforts to (i) maintain in effect the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) until the Transactions are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective Affiliates party thereto in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) upon satisfaction of the conditions contained in the Financing Commitments, consummate the Financing at Closing, and (v) enforce its rights under the Debt Financing Commitments.  Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the

Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of any Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent, Merger Sub or any of their respective Affiliates party thereto will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.  As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent or Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent or Merger Sub shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.  If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions on terms not materially less favorable from the standpoint of Parent, Merger Sub, the Affiliates of Parent and Merger Sub party thereto and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date.  Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company.  Parent represents and warrants that (i) the only condition to closing set forth in the Carveout Purchase Agreements is that the Merger has been consummated in accordance with the terms and conditions of this Agreement and (ii) the terms of and performance by the parties of their obligations under such Carveout Purchase Agreements would not reasonably be expected to delay, prevent, hinder or impede the consummation of the Transactions.  Parent and Merger Sub will not, and will not permit any of their Affiliates to, amend or modify any such Carveout Purchase Agreements” (a) to add new or additional conditions or amend, modify or expand the existing conditions or (b) otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the consummation of the Transactions.

(b)          Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitment and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitment until the Transactions are consummated and (ii) subject to Section 9.5(c) and Section 9.5(d), enforce their rights under the Equity Financing Commitment.

(c)          Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent, at the Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 6.14(a), including, without limitation (in each case, to the extent reasonably requested):

(i)           participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii)          assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii)         (A) assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, payoff and release letters, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (it being understood that the Company shall be under no obligation to deliver or cause to be delivered any certificate with respect to solvency matters, but rather, any such certificates shall be the responsibility of the post-Effective Time officers of the Company); provided that the pre-Effective Time Board of Directors of the Company will not be required to pass any resolutions pursuant to this clause (iii)(A), (B) assisting with obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and (C) cooperating to facilitate the pledging of collateral (including any documents requested by Parent in connection with the preparation of Intellectual Property schedules, including with respect to items of Intellectual Property not included in the Material Company Intellectual Property);

(iv)         furnishing Parent and the Financing Sources as promptly as practicable with (x) all of the financial statements described in paragraphs 6, 7 and 15 of Exhibit F of the Debt Financing Commitments (as in effect as of the date hereof, and provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions for use in connection with the offering of the Debt Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to financial information and data derived from the Company’s historical books and records) and (y) such other pertinent and customary financial and other information relating to the Company and its Subsidiaries as Parent shall reasonably request in order to market, syndicate and consummate the Debt Financing; it being understood that (A) all such financial statements and financial and other information, to the extent based upon assumptions relating to the Carveout Transactions, shall be prepared as contemplated by Section 6.14(e)(vii) and (B) in no event shall the information required to be delivered by the Company pursuant to this clause (iv) be deemed to include or shall the Company otherwise be required to provide (1) any description of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” (2) risk factors relating to the Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (3) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (4) other information customarily excluded from a Rule 144A offering memorandum (all such financial statements and other financial and other information in this clause (iv), the “Required Financial Information”);

(v)         providing monthly financial statements (excluding footnotes) of the Company and its Subsidiaries or business units to the extent the Company customarily prepares (and has prepared) such financial statements;

(vi)        using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel and title insurance as reasonably requested by Parent for financings similar to the Financing; and

(vii)       using reasonable best efforts to (A) subject to Section 6.6(a), permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory and intellectual property appraisals, Phase I environmental assessments and an appraisal of the owned real estate, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its Financing.

Nothing in this Section 6.14(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.14(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and management representation letters referred to in clause (ii) above).  None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 6.14(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) provided by the Company in writing specifically for use in the Financing offering documents).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(c).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d)          Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII and subject, in each such case, to the limitations set forth in Section 9.5(c) and Section 9.5(d).  In addition, the completion of the issuance of the senior notes pursuant to the Debt Financing Commitments is not a condition to Closing.  In the event that all or any portion of the Debt Financing to be obtained through the issuance of the senior notes as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the bridge facility to be drawn and the proceeds of the bridge facility contemplated by the Debt Financing Commitments to be used to replace such portion of the senior notes not issued at Closing.

(e)          For purposes of this Agreement,

(i)           the term “Marketing Period” shall mean the first period of 17 consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information and such Required Financial Information is Compliant, (ii) the conditions set forth in Section 7.1 (including the condition set forth in Section 7.1(a)) shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (B) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 17 consecutive Business Day period would be required to be updated in order to be Compliant in accordance with Section 6.14(e)(vi)(b) on any day during such 17 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated financial statements; provided, further, that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.14(a) is obtained; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered); provided, further, that, notwithstanding the foregoing, the Marketing Period shall not commence prior to January 6, 2014;

(ii)          the term “Nine West Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing footwear, handbags, small leather goods and costume, semi-precious, sterling silver and marcasite jewelry through the Company’s domestic wholesale footwear and accessories, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Kurt Geiger Business and the Stuart Weitzman Business) and (y) licensing Trademarks related to the business described in clause (x) to third parties (including the licensing of Anne Klein products);

(iii)         the term “Jeanswear Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing jeanswear, casual sportswear and dresses, in each case through the Company’s domestic wholesale jeanswear and international wholesale operating segments (but excluding in each case the Jones Apparel Business) and (y) licensing Trademarks related to the business described in clause (x) to third parties;

(iv)         the term “Jones Apparel Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing career and casual sportswear (including Jones New York and Anne Klein jeanswear), dresses, suits and a combination thereof (known as the “lifestyle collection”), in each case through the Company’s domestic wholesale sportswear, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Jeanswear Business)  and (y) licensing Trademarks related to the business described in clause (x) to third parties (excluding the licensing of Anne Klein products);

(v)          the term “Kurt Geiger Business” means the business conducted by KG Group Holdings Limited and its Subsidiaries; and

(vi)         the term “Compliant” shall mean, with respect to the Required Financial Information, that (a) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, (b) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing for RemainCo (as defined in the Debt Financing Commitments (as in effect as of the date hereof)), such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 for a non-reporting issuer (excluding subsidiary financial statements or any other information of the type required by Regulation S-X Rule 3-09, Rule 3-10 or Rule 3-16 or “segment reporting” and Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K), and is sufficient to permit a registration statement on Form S-1 for a non-reporting issuer using such financial information and financial statements provided at the commencement of the Marketing Period to be declared effective by the SEC throughout the Marketing Period (other than provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (c) the Company’s auditors have not objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information and any interim quarterly financial statements included in such Required Financial Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 and (d) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing for RemainCo (as defined in the Debt Financing Commitments (as in effect as of the date hereof)), the Company’s auditors have confirmed that they are prepared to issue customary comfort letters (by delivering drafts thereof) when customarily required to be delivered during the Marketing Period; and

(vii)        if Parent does not deliver all assumptions reasonably necessary for use in connection with the production of the financial statements, business and other financial data, audit reports and other information for the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger

Business and the Stuart Weitzman Business included within the definition of “Required Financial Information” on or prior to December 27, 2013 (the “Assumption Period”), the Company shall be permitted to make in good faith any and all assumptions that it determines are reasonably necessary in order to produce such Required Financial Information (it being understood that the Company shall consider any assumptions provided by Parent after the Assumption Period and shall use such assumptions unless the Company determines that such assumptions would cause a material delay in the preparation of the Required Financial Information or would be factually incorrect).

                      SECTION 6.15.    FIRPTA Certificate.  Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

                      SECTION 6.16.    Transaction Litigation.  “Transaction Litigation” means any litigation commenced or threatened against any party to this Agreement or any of its Affiliates by any Governmental Entity or any private party relating to, arising out of or involving this Agreement, the Merger or any of the other Transactions or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other Transactions.  Each party to this Agreement shall keep the other parties reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of such party, jeopardize any privilege of the party with respect thereto regarding any such Transaction Litigation; it being agreed that each party will also cooperate with the other parties to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto.  The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation.  The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto without the prior written consent of Parent, which consent may be granted or withheld in Parent’s sole discretion.

                      SECTION 6.17.    Carveout Transaction Matters.  If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent and Merger Sub in connection with Parent and Merger Sub’s review of, planning for and implementation of the Carveout Transactions (including, if requested by Parent, reasonable cooperation so that the closing of the Carveout Transactions and the Closing contemplated by this Agreement can occur and be effected concurrently) and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carveout Transactions without the prior written consent of Parent; provided that (a) the Board of Directors of the Company shall not be required to pass any resolutions related to the matters contemplated by this Section 6.17 and (b) this

Section 6.17 shall not require the Company to take any action, to execute any document or other instrument, or to incur any liability (i) that is not conditioned upon or that would be effective prior to the Effective Time, (ii) that would contravene any organizational document of the Company or any of its Subsidiaries or (iii) that would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries.  Upon request, Parent will reimburse the Company for any out-of-pocket expenses incurred by the Company pursuant to this Section 6.17.  If requested by Parent, the Company shall take any reasonably requested steps to begin to unwind the Company’s Canadian financing structure on or prior to December 31, 2013, so long as any such steps will not result in any incremental material liability, obligation, cost or expense to the Company. Substantially concurrently with the Closing, unless prohibited by an Order, Parent shall cause the Restructuring (as defined in the Carveout Purchase Agreements) to be consummated.

                      SECTION 6.18.    Credit Agreement Matters.  If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination of the Revolving Credit Facility and any other existing indebtedness of the Company and its Subsidiaries and the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.18 require the Company to cause the Revolving Credit Facility or any other existing indebtedness to be terminated unless (a) the Company has received from Parent funds to pay in full the payoff amount for any such indebtedness and (b) Parent has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders or holders of such indebtedness, to the extent applicable.  Upon request, Parent will reimburse the Company for any reasonably incurred and documented out-of-pocket expenses incurred by the Company pursuant to this Section 6.18.

                      SECTION 6.19.    Repatriation.  Parent may request in writing to the Company (the “Repatriation Notice”) that the Company and its wholly owned Subsidiaries cooperate to transfer in any jurisdiction located outside of the United States (the “Repatriation Jurisdictions”) unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary to accounts in the name of the Company or a wholly owned Subsidiary located in the United States (the “Repatriation”; and “Repatriate” shall have a correlative meaning) effective as of the Effective Time.  Parent may periodically request from the Company, and the Company will provide (but not more often than monthly), an estimate of the amount of cash that it believes could be repatriated by the Company as of a Closing Date estimated by Parent (as provided for in the immediately following sentence), understanding that such amounts are only an estimate, that actual amounts may vary from such estimates and that the Company shall not be liable for any such variances.  The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to repatriate cash from and Parent’s good faith estimate of the Closing Date.  The Company will review the Repatriation Notice and send to Parent, as promptly as practicable after the receipt thereof, a written response setting forth the following information with respect each Repatriation Jurisdiction (the “Repatriation Response”): (a) the amount of cash in each Repatriation Jurisdiction that the Company believes could be reasonably Repatriated, taking into account (i) Parent’s estimate of the Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable Law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors’ duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses that would be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes that would be payable on such Repatriated amount and the estimated fees and expenses of counsel and accountants in connection with any such Repatriation (collectively, the “Estimated Costs”) and (c) the amount of time that the Company estimates it would take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice.  The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response, Parent shall notify the Company in writing whether or not Parent wishes for the Company to consummate immediately prior to the Effective Time any or all of the Repatriations set forth in the Repatriation Response (including the amount of any such Repatriation, subject to increases or decreases of such amounts by the Company as may be reasonable at the time of Repatriation based on the amount of unrestricted cash actually available at such time) (the “Repatriation Confirmation”) and if it requests any such Repatriation, confirming with respect to each such Repatriation, (a) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such Repatriation and (b) that it approves of the Company incurring the Estimated Costs (and any additional costs as may be reasonably incurred in connection with the Repatriation).  Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.19 and including the Estimated Costs (and any additional costs).  Without limiting the generality of the immediately preceding sentence, Parent shall, promptly upon request by the Company, reimburse the Company for all Estimated Costs (and any additional costs) actually incurred by the Company or its Subsidiaries in connection with this Section 6.19.

                      SECTION 6.20.    Treatment of Certain Notes.  (a)  Reference is made to each of (i) the 5.125% Senior Notes Due 2014 issued by the Company and certain of its Subsidiaries (the “2014 Notes”), (ii) the 6.875% Senior Notes Due 2019 issued by the Company and certain of its Subsidiaries (the “2019 Notes”), (iii) the 6.125% Senior Notes Due 2034 issued by the Company and certain of its Subsidiaries (the “2034 Notes” and, collectively with the 2014 Notes and the 2019 Notes, the “Notes”; the indentures governing the Notes being the “Indentures”) and (iv) the 5% Loan Notes Due 2016 issued by Jones Apparel Group Holdings, Inc. (the “KG Loan Notes”) and the management loan note instrument governing the KG Loan Notes (the “KG Loan Note Deed”).

(b)          As part of the Carveout Transactions, the KG Loan Notes will remain obligations of the current obligor thereunder. At the Effective Time, Parent shall cause Jones Apparel Group Holdings, Inc. to comply with all of the terms and conditions of the KG Loan Notes and the KG Loan Note Deed.

(c)          At the Effective Time, Parent shall cause the Surviving Corporation and each issuer (or its successor in interest) under any of the then outstanding Notes to comply with all of the terms and conditions of the then outstanding Notes and the Indentures governing the Notes, including, to the extent required by the terms and conditions of any of the then outstanding Notes or any Indenture governing any series of the then outstanding Notes, causing the Surviving Corporation and any issuer (or its successor in interest) under any series of Notes to (A) obtain and deliver officers’ certificates and opinions of counsel stating that the Transactions comply with the applicable Indentures governing any series of then outstanding Notes and (B) take such steps as are required to secure any of the then outstanding Notes equally and ratably with all indebtedness secured by a lien on property not otherwise permitted to be subject to a lien under the applicable Indentures governing any series of then outstanding Notes.

(d)          At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, and/or cause the Company’s Subsidiaries to promptly commence, an offer to purchase for any and all of the outstanding aggregate principal amount of the Notes on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith.  The Company shall take all corporate actions that are reasonable and necessary for the Debt Tender Offer.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer.  The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing.  Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent.  Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(e)          If reasonably requested by the Parent in writing, the Company and the other issuers of the applicable series of Notes shall, in accordance with the applicable redemption provisions of the applicable series of Notes and the Indenture governing such Notes, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) use reasonable best efforts to take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of  Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, set aside sufficient funds to deliver to the Company to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.  Without in any way limiting the provisions of this Section 6.20(e), at the Effective Time, Parent shall cause the Surviving Corporation to Discharge the 2014 Notes as contemplated in clause (g) of Exhibit A to the Debt Financing Commitments.

(f)           Parent shall (or the Company, if directed by Parent, shall), at a time selected by Parent (such time to be in accordance with the terms of the Debt Financing Commitments), commence a change of control offer to purchase all of the 2019 Notes (in accordance with the requirements of the Indenture governing such Notes) at the price required pursuant to the Indenture governing such Notes using funds provided by Parent.  The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with such change of control offer for the 2019 Notes.  The closing of the change of control offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the change of control offer to close on the Closing Date; provided that the consummation of the change of control offer with respect to the 2019 Notes shall not be a condition to Closing.  Concurrent with the Effective Time, and in accordance with the terms of the change of control offer for the 2019 Notes, the Surviving Corporation shall accept for purchase and purchase each of the 2019 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent.  Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all 2019 Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such change of control offer.  If all of the outstanding aggregate principal amount of the 2019 Notes is validly tendered (and not validly withdrawn) in the change of control offer and/or the Debt Tender Offer for the 2019 Notes, on the Closing Date, Parent shall cause the Surviving Corporation to Discharge the 2019 Notes as contemplated in clause (h) of Exhibit A to the Debt Financing Commitments.

(g)          Parent shall prepare all necessary and appropriate documentation in connection with any change of control offer for the 2019 Notes or any Debt Tender Offer, including the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”), and provide the Company with a reasonable opportunity to comment and make reasonable changes to such documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with any Debt Tender Offer or such change of control offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the any Debt Tender Offer or change of control offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.20(g), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the any change of control offer for the 2019 Notes or any Debt Tender Offer and such compliance will not be deemed a breach hereof.

(h)         The Company shall waive any of the conditions to any change of control offer for the 2019 Notes or any Debt Tender Offer (other than that the Merger shall have been consummated and that there shall be no Order prohibiting consummation of any Debt Tender Offer or such change of control offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Debt Tender Offer or such change of control offer or make any changes to any Debt Tender Offer or such change of control offer other than as agreed between Parent and the Company.

(i)           In connection with the change of control offer for the 2019 Notes or any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Tender Offer or such change of control offer upon the incurrence of such fees and out-of-pocket expenses.

(j)           Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company at the request of Parent in connection with the Company’s compliance with its obligations under this Section 6.20, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Debt Tender Offer, Discharge or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto).  Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 6.20 with respect to any Debt Tender Offer, Discharge or change of control offer (in each case other than as a result of the Company’s fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred are attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(k)          The Company shall be deemed to have satisfied each of its obligations set forth in clauses (d) through (g) of this Section 6.20 (other than its obligation to commence a Debt Tender Offer or change of control offer for the 2019 Notes) if the Company shall have used its reasonable best efforts (or other specified level of efforts) to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer, Discharge or change of control offer.  No party hereto or any of its respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors) shall have any liability or obligation of any kind or nature whatsoever to any other party hereto or any of such party’s respective Subsidiaries or Affiliates or any of their respective Representatives or shareholders in the event that the parties hereto are unable to consummate the Merger or any of the Carveout Transactions as a result of any Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Carveout Transactions, whether on account of Transaction Litigation or otherwise, in each case so long as such party has not otherwise breached this Agreement.

ARTICLE VII
Conditions

                      SECTION 7.1.     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)          Shareholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b)          Regulatory Consents.  Any waiting periods (and any extension thereof) that are applicable to the consummation of the Merger and the Carveout Transactions under the HSR Act shall have been terminated or shall have expired.

(c)          No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the Carveout Transactions shall have been issued and be continuing in effect, and the consummation of the Merger and the Carveout Transactions shall not have been prohibited or rendered illegal under any applicable Law.

                      SECTION 7.2.     Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), and Section 5.1(j) (Takeover Statutes; No Rights Agreement) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies as are de minimis relative to each such representation and warranty taken as a whole; and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)          No Company Material Adverse Effect.  Except as disclosed in any Company SEC Reports filed on or after December 31, 2010 and prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

                      SECTION 7.3.     Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other Transactions and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)          Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

                      SECTION 7.4.     Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII
Termination

                      SECTION 8.1.     Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

                      SECTION 8.2.     Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a)          the Merger shall not have been consummated by the date that is the 180th day anniversary of the date hereof (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a).  Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b);

(b)          the Shareholders Meeting shall have been held and completed and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or

(c)          any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or any of the Carveout Transactions shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

                      SECTION 8.3.     Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)          at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(c) (No Change of Recommendation or Alternative Acquisition Agreement);

(b)          at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is three Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c)          at any time prior to the Effective Time, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger within two Business Days after the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the Merger during such two Business Day period.

                      SECTION 8.4.     Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)          at any time prior to when the Company Requisite Vote is obtained, if the Board of Directors of the Company (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement or (iii) shall have breached (or the Company shall have breached) in any material respect its obligations under Section 6.2 and, in the case of this clause (iii), such breach is not curable or, if curable, is not cured prior to the earlier of (x) the 5th Business Day after written notice thereof is given by Parent to the Company and (y) the date that is three Business Days prior to the Termination Date; or

(b)          at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is three Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

                      SECTION 8.5.     Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent

Termination Fee, the Parent Expenses, the Company Expenses or the expense and indemnification obligations pursuant to this Section 8.5, Section 6.14(c), Section 6.17, Section 6.18, Section 6.19 and Section 6.20 and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b)          Termination Fee.  In the event that:

(i)           (x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.2(a) (the section relating to the Termination Date) or (2) Section 8.2(b) (the section relating to failure to receive shareholder approval), (y) any Person other than the Guarantors and their Affiliates shall have made (and not subsequently withdrawn prior to the event giving rise to such termination) a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “25%” in subsections (1) and (2) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii)          this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii)         this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) of this Section 8.5(b), substantially concurrently with the consummation of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 8.5(b), (B) in the case of clause (ii) of this Section 8.5(b), no later than three Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 8.5(b), immediately prior to or substantially concurrently with such termination, pay to Parent or its designee the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).  “Termination Fee” shall mean an amount equal to $36,000,000.  For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

(c)          Parent Termination Fee.  In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.3(b) (the section relating to material breach by Parent or Merger Sub) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date, (ii) the Company pursuant to Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2), (iii) Parent pursuant to Section 8.4(b) (the section relating to material breach by the Company) if (x) a Company Material Adverse Effect has occurred and (y) no termination right would have existed thereunder if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii) and this Section 8.5(c)) had been replaced with a reference to “Whole Company Material Adverse Effect” or (iv) by Parent or the Company pursuant to Section 8.2(a) (the section relating to the Termination Date), if (x) a Company Material Adverse Effect has occurred and (y) at the time of termination, all of the conditions set forth in Sections 7.1 and 7.2 would have been satisfied (including Section 7.2(a) but other than other conditions that by their nature cannot be satisfied other than at the Closing, all of which are capable of being satisfied at the closing) if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii) and this Section 8.5(c)) had been replaced with references to “Whole Company Material Adverse Effect”, then Parent shall, no later than three Business Days after the date of such termination, pay or cause to be paid to the Company (I) in the case of clause (i) or clause (ii) of this Section 8.5(c), the Parent Termination Fee and (II) in the case of clause (iii) or clause (iv) of this Section 8.5(c), the amount of the Company Expenses, in each case, by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion or both the Parent Termination Fee and the Company Expenses).  “Parent Termination Fee” shall mean an amount equal to $60,000,000.  For purposes of this Agreement, “Whole Company Material Adverse Effect” means a Company Material Adverse Effect, except that, solely for purposes of this definition, (i) each reference to “either (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole” set forth in the definition of Company Material Adverse Effect shall be deemed to be replaced with “the Company and its Subsidiaries, taken as a whole” and (ii) each reference to “the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business” set forth in the definition of Company Material Adverse Effect shall be deemed to be a replaced with “the Company and its Subsidiaries”.  “Company Expenses” means all reasonable and documented out-of-pocket fees and expenses (including reasonable legal, accounting and financial advisor fees and expenses, but excluding, for avoidance of doubt, any success fees payable to any financial advisor that are conditioned upon the occurrence of the Closing) actually incurred by the Company and its Subsidiaries between the date of this Agreement and the termination of this Agreement in connection with the Company’s compliance with the covenants set forth in this Agreement in furtherance of the Transactions (and not including any fees or expenses incurred in connection with any Acquisition Proposal), which amount shall not exceed $12,000,000 (the “Company Expenses Cap”). Notwithstanding the foregoing or anything else to the contrary herein, the parties agree that any amounts paid by Parent pursuant to Parent’s expense and indemnification obligations under Section 6.14(c), Section 6.17, Section 6.18, Section 6.19 and Section

6.20 shall be considered Company Expenses and shall be included in any calculation of the Company Expenses Cap on a dollar for dollar basis.

(d)          Parent Expenses. In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) (the section relating to a failure to receive shareholder approval) or by Parent pursuant to Section 8.4(b) (the section relating to a material breach by the Company) as a result of a material breach by the Company of this Agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement under circumstances in which the Termination Fee is not then payable pursuant to Section 8.5(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within three Business Days) pay all of Parent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $12,000,000 in the aggregate, by wire transfer of immediately available funds to one or more accounts designated by Parent or its designee; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b), but shall reduce, on a dollar for dollar basis, any Termination Fee that becomes due and payable under Section 8.5(b).  For the avoidance of doubt, Parent shall have right to assign the right to receive the Parent Expenses to one or more Persons in its sole discretion.

(e)          The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(d) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.  Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee or the Company Expenses, as the case may be, pursuant to this Section 8.5 (and its rights to enforce the Guarantee with respect thereto and, in the case the Parent Termination Fee or the Company Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)), any reimbursement and indemnification obligations of Parent pursuant to Sections 6.14(c), 6.17, 6.18, 6.19 or 6.20 and the Company’s right to specific performance of this Agreement pursuant to Sections 9.5(c) and 9.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Equity Provider, the Financing Sources or any of their respective former, current or future Affiliates, and any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Equity Provider, the Financing Sources or any of their respective former, current or future Affiliates, or any of the former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, shall have any further liability or obligation (whether in law or in equity and whether based on contract, tort or otherwise) based upon, relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments (including any breach or alleged breach hereof or thereof) or the Transactions and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective Affiliates, and any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective Affiliates, any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(f)           The Company (on behalf of itself and any of its Affiliates, its shareholders, directors, officers, employees, managers, members or agents of any of the foregoing) hereby waives any rights or claims against any Financing Source Related Party in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company agrees not to directly or indirectly commence any action or proceeding against any Financing Source Related Party in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source Related Party shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or the transactions contemplated hereby or thereby. As used in this Agreement “Financing Sources Related Parties” means each Financing Source, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.  Nothing in this Section 8.5(f) shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Financing Commitments (including Parent, Merger Sub or their respective Affiliates party to the Debt Financing Commitments) enumerated in the Debt Financing Commitments in accordance with the express terms and conditions thereof and (ii) any liability or obligation of any of the Financing Sources, and/or any of the rights of Parent, Merger Sub, the Company or their respective Affiliates, under any of the definitive documentation with respect to the Debt Financing.

ARTICLE IX
Miscellaneous and General

                      SECTION 9.1.     Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification obligations of Parent pursuant to Sections 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation) and 6.20 (Certain Note Matters) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.5 (Effect of Termination and Abandonment), the indemnification and reimbursement obligations of Parent pursuant to Sections 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation), 6.20 (Certain Note Matters) and the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guarantee, subject to the terms thereof and this Agreement).  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                      SECTION 9.2.     Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that notwithstanding anything to the contrary contained in this Agreement, Section 8.5(e), Section 8.5(f), this Section 9.2, Section 9.5(a), Section 9.5(b), Section 9.8(vi), Section 9.12 and Section 9.14 may not be amended or modified without the written consent of the Financing Sources to the extent such amendment or modification would have an adverse effect on the Financing Sources’ rights thereunder.

                      SECTION 9.3.     Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                      SECTION 9.4.     Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

                      SECTION 9.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT THAT THE PROVISIONS OF THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL APPLY (X) WITH RESPECT TO THE RIGHTS AND DUTIES OF THE BOARD OF DIRECTORS OF THE COMPANY AND (Y) WHERE SUCH PROVISIONS ARE OTHERWISE MANDATORILY APPLICABLE; PROVIDED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEBT FINANCING COMMITMENTS, ANY LEGAL SUIT, ACTION, LITIGATION, PROCEEDING OR CLAIM AGAINST ANY LENDERS, AGENTS OR ARRANGERS UNDER THE DEBT FINANCING COMMITMENTS AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS AND ANY OTHER FINANCING SOURCE RELATED PARTY (WHETHER IN LAW OR EQUITY OR IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania and any state court located in the Commonwealth of Pennsylvania (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its

Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and their respective former, current or future Affiliates and their former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, agents, representatives, controlling persons, advisors or attorneys and any heirs, successors or assigns of any of the foregoing in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, and agree that the waiver of jury trial set forth in Section 9.5(b) hereof shall be applicable to any such proceeding.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CARVEOUT PURCHASE AGREEMENTS OR THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE DEBT FINANCING AND THE TRANSACTIONS RELATED THERETO).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)          The parties agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions, (ii) the provisions in Section 8.5 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Merger and the other Transactions and without that right, none of the parties hereto would have entered into this Agreement.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5 and 6.14 by Parent or Merger Sub.  Each of Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)          Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 9.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.2 in the event that, but only in the event that, (i) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 6.14(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur pursuant to Section 1.2.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 6.14(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).  The Company shall be permitted and entitled to seek both a grant of specific performance and payment of the Parent Termination Fee; provided that under no circumstance shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and (2) payment of the Parent Termination Fee.  For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(c), (2) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (3) the reimbursement and indemnification obligations of Parent contained in Sections 6.14(c), 6.17, 6.18, 6.19 and 6.20 and (B) under no circumstances will Parent be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(b) or Section 8.5(d) and (2) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e).

                      SECTION 9.6.     Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

If to Parent or Merger Sub, to:

c/o Sycamore Partners
9 West 57th Street, 31st Floor
New York, NY 10019
Attention:	Stefan Kaluzny
Peter Morrow
Fax:	(212) 796-8560
Email:	skaluzny@sycamorepartners.com
pmorrow@sycamorepartners.com

with copies (which shall not constitute notice) to:

Law Offices of Gary M. Holihan, P.C.
2345 Larkdale Drive
Glenview, IL 60025
Attention:	Gary M. Holihan
Fax:	(847) 730-3461
Email:	garyholihan@gmail.com

and

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention:	James P. Faley
R. Cabell Morris Jr.
Fax:	(312) 558-5700
Email:	jfaley@winston.com
rmorris@winston.com

If to the Company, to:

The Jones Group Inc.
1411 Broadway
New York, NY 10018
Attention:	Ira M. Dansky
Fax:	(212) 790-9988
Email:	idansky@jny.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Scott A. Barshay, Esq.
George F. Schoen, Esq.
Fax:	(212) 474 3700
Email:	sbarshay@cravath.com
gschoen@cravath.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Franklin Gittes, Esq.
Stephen Arcano, Esq.
Fax:	(212) 735-3000
Email:	franklin.gittes@skadden.com
stephen.arcano@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

                      SECTION 9.7.     Entire Agreement.  This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated June 20, 2013, between Sycamore Partners Management, L.L.C. and the Company (the “Confidentiality Agreement”), the Guarantee and the Company’s right as an express third party beneficiary under the Equity Financing Commitment constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement in accordance with its terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER

REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S AFFILIATES, REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                      SECTION 9.8.     No Third Party Beneficiaries.  Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification obligations of Parent pursuant to Section 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation) and 6.20 (Certain Note Matters), (iii) with respect to shareholders and only after the Effective Time, for the provisions set forth in Article IV, (iv) with respect to the rights of Persons who are explicitly provided to be third party beneficiaries of the Guarantee and the Equity Financing Commitment solely to the extent of the rights set forth therein, (v) with respect to the rights of the third parties specified in Sections 8.5(e) solely to the extent of the rights set forth therein and (vi) with respect to the Financing Sources, the provisions of this Section 9.8 (No Third Party Beneficiaries), Section 8.5(e) and (f) (Effect of Termination and Abandonment), Section 9.2 (Modification or Amendment), Section 9.5(a) (Governing Law and Venue), Section 9.5(b) (Waiver of Jury Trial), Section 9.12 (Severability) and Section 9.14 (Assignment) (and the related defined terms contained in the foregoing provisions), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

                      SECTION 9.9.     Obligations of Parent and of the Company.  Whenever this Agreement requires an Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Affiliate to take such action.  Whenever this Agreement requires an Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the

Company to cause such Affiliate to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Affiliate to take such action.

                      SECTION 9.10.    Transfer Taxes.  Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

                      SECTION 9.11.    Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

                      SECTION 9.12.    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                      SECTION 9.13.    Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The words “made available to Parent” and words of similar import refer to documents (i) posted to the Intralinks Datasite by or on behalf of the Company or (ii) delivered in person or electronically to Parent, Merger Sub or their respective representatives and advisors.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or

“$” in this Agreement are to United States dollars.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b)          The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates.  The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item (i) has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, (ii) did not arise in the ordinary course of business or in a manner consistent with past practice or (iii) meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  Inclusion of any item in a Disclosure Letter shall not constitute, or be deemed to be, an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract), nor shall it be deemed to establish a standard for materiality or a Company Material Adverse Effect. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

                      SECTION 9.14.    Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto.  Notwithstanding the foregoing, prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the shareholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.  Notwithstanding anything to the contrary contained herein, Parent and Merger Sub may assign their rights under this Agreement (in whole or in part) to any of the Financing Sources as collateral security.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE JONES GROUP INC.

By:	/s/ Ira M. Dansky
Name: Ira M. Dansky
Title: Executive Vice President and
General Counsel

JASPER PARENT LLC

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: Chief Executive Officer

JASPER MERGER SUB, INC.

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}

Annex A

ANNEX A

DEFINED TERMS

Defined Terms	Section
2014 Notes	6.20
2019 Notes	6.20
2034 Notes	6.20
Acquisition Proposal	6.2(b)(i)
Actions	5.1(g)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)(B)
Antitrust Law	6.5(e)(vi)
Apparel Business	5.1(a)(iv)
Applicable Date	5.1(e)(i)
Articles of Merger	1.3
Assumption Period	6.14(e)(vii)
Bankruptcy and Equity Exception	5.1(c)(i)
beneficial ownership	5.2(i)
Breach End Date	8.3(b)
Business Day	1.2
Bylaws	2.2
Carveout Transactions	Recitals
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreements	5.1(m)(i)

Defined Terms	Section
Company	Preamble
Company Disclosure Letter	5.1
Company Expenses	8.5(c)
Company Expenses Cap	8.5(c)
Company Financial Statements	5.1(e)(v)
Company Material Adverse Effect	5.1(a)(ii)
Company Material Contract	5.1(q)(i)(M)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Required Governmental Approvals	5.1(d)(i)
Company Requisite Vote	5.1(c)(i)
Company SEC Reports	5.1(e)(i)
Compliant	6.14(f)(vi)
Confidentiality Agreement	9.7
Constituent Corporation	Preamble
Contract	5.1(g)(v)
Corporate Level Services	5.1(a)(iv)
Costs	6.11(a)
Covered Parties	6.5(e)(iv)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
Debt Tender Offer	6.20
Discharge	6.20
Disclosure Letter	9.13(c)
Domain Names	5.1(n)(iii)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Encumbrance	5.1(p)(iii)(A)
Environmental Claim	5.1(k)(iv)(B)

Defined Terms	Section
Environmental Law	5.1(k)(iv)(A)
Equity Financing	5.2(e)
Equity Financing Commitment	5.2(e)
Equity Interests	6.1(a)(iv)
Equity Provider	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
Estimated Costs	6.19
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Shares	4.1(a)
FCPA	5.1(i)(ii)
Financing	5.2(e)
Financing Commitments	5.2(e)
Financing Sources	5.2(e)
Financing Sources Related Parties	8.5(f)
GAAP	5.1(e)(ii)
Governmental Antitrust Entity	6.5(e)(i)(B)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantor or Guarantors	Recitals
HSR Act	5.1(d)(i)
Indebtedness	5.1(p)(iii)(B)
Indemnified Parties	6.11(a)
Indentures	6.20
Intellectual Property	5.1(n)(iii)
Intercompany Indebtedness	5.1(p)(iii)(C)
IRS	5.1(h)(ii)
Jeanswear Business	6.14(e)(iii)
Jones Apparel Business	6.14(e)(iv)

Defined Terms	Section
KG Loan Note	6.20
KG Loan Note Deed	6.20
Knowledge	5.1(g)(iv)
Kurt Geiger Business	6.14(e)(v)
Law or Laws	4.2(e)
Lien	5.1(b)(i)
Marketing Period	6.14(e)(i)
Material Company Intellectual Property	5.1(n)(iv)
Material Real Property Lease	5.1(p)(ii)
Material Subsidiaries	5.1(a)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
Multiemployer Plan	5.1(h)(iii)
Nine West Business	6.14(e)(ii)
Non-Apparel Business	5.1(a)(v)
Notes	6.20
NYSE	5.1(d)(i)
Offer Documents	6.20
Order	5.1(g)(ii)
Outside Directors DC Plan	4.3(b)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Benefit Plans	6.9(b)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
PBCL	Recitals
Per Share Merger Consideration	4.1(a)

Defined Terms	Section
Permit	5.1(i)(i)
Permitted Encumbrances	5.1(p)(iii)(A)
Person	4.2(e)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)
Record Holder of Shares	4.2(b)
Redacted Fee Letter	5.2(e)
Repatriation	6.19
Repatriation Confirmation	6.19
Repatriation Jurisdiction	6.19
Repatriation Notice	6.19
Repatriation Response	6.19
Representatives	6.2(a)(i)
Required Financial Information	6.14(c)(iv)
Restricted Shares	5.1(b)(i)
Revolving Credit Facility	6.1(a)(vii)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(d)(i)
Securities Act	5.1(a)(i)
Share or Shares	4.1(a)
Share Equivalent Unit	4.3(b)
Shareholders Meeting	6.4
Solvent	5.2(k)
Stock Plan	5.1(b)(i)
Stuart Weitzman Business	5.1(a)(vi)
Store Closure Plan	6.1(a)(ix)
Store Opening and Renewal Plan	6.1(a)(xxii)
Subsidiary	5.1(a)(iii)
Superior Proposal	6.2(b)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)(i)

Defined Terms	Section
Tax or Taxes	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Trademarks	5.1(n)(iii)
Transaction Litigation	6.16
Transactions	Recitals
Voting Agreements	Recitals
Whole Company Material Adverse Effect	8.5(c)